Exhibit No. 99.1
President’s Presentation

Good morning…

Recently, as I started to put together my thoughts for this year’s meeting, I was reminded of what a tremendous victory we had achieved with the Court of Claims decision regarding the condemnation of the Flowerfield property. I recalled commenting at various times leading up to our trial date that I was extremely confident we had assembled an excellent team of lawyers and expert witnesses. As I look back…that was truly an understatement!

As you all know, the Court’s decision held in our favor in the amount of $125 million, which was the full amount of our appraisal, plus interest at the rate of 9% per year… as well as awarding us the recovery of related trial expenses.

As we have already reported, the Court’s decision will be reduced by the $26.3 million we accepted as an Advance Payment back in 2006. So, the judgment filed by the Court in our favor represents a net balance of $98,685,000 plus the 9% interest from the November 2005 date of condemnation through whenever payment is received. That amounts to $8.9 million a year in interest or $24,300 a day! Through Nov. 2010, the total amount exceeded $143 million.

There have been a few questions raised as to whether the statutory rate of 9% interest rate is applicable in our case … some of that confusion may have been caused by the wording of the EDPL statute itself. In citing the appropriate section of the law, and quoting from the actual Court of Claims decision, we stated in our filings that interest would be payable at the statutory rate not to exceed 9%; this apparently caused some to interpret that a lesser amount of interest might be chosen.

The simple fact is …the statutory rate established in the State of New York for these matters, going as far back as the early 1980’s, is 9%. The language used in the EDPL statute and the decision itself simply states that the rate of interest will not exceed the established rate.

Not unexpectedly, we also recently announced that the State of New York filed a Notice of Appeal and, unless it is granted an extension, has until March 2011 to file its brief outlining the grounds under which it is making the appeal. Unfortunately, we cannot predict with any accuracy how long this process might take or what grounds the State might claim to support its position. Joe Clasen, our lead counsel from Robinson & Cole, is with us today and will be available to answer any questions you might have on this matter.

With respect to our operations, my annual report message noted that despite the fact that the medical office sector has outperformed many other real estate sectors, and the fact that our properties currently have an occupancy rate in excess of 90%, we have some concerns about the future. Between a growing trend in competition for tenants and the uncertainties of health care reform, many medical professionals are concerned about how their practices might be impacted and are being very cautious about their leasing plans and commitments.

When facilities are already 90-100% occupied… which our medical facilities are… the challenge is to maintain that level of activity and there is likely only one potential direction that occupancy might go. Recent failures in the real estate industry, in many cases attributable to tenant delinquencies and defaults, are clear reminders of how significant these challenges can be.

It’s no secret that, over the past few years, we have had extraordinary demands placed on our cash flow management…not only did we have to undertake increased requirements for capital improvements as our rental operations expanded, but we were also faced with the added expenses associated with the condemnation litigation, two previous proxy contests, and our decision to return over $5 million to our shareholders in the form of a $4.00 per share distribution in 2007. All in…those items alone exceeded $14 million over the past four years and contributed to an ongoing pressure on cash management.

Although Funds from Operations have shown improvement during that same period of time, we recently made a decision to replace our short term revolving credit line facility with a traditional longer term financing, more suitable to our needs.

With that in mind, we have negotiated and executed a commitment letter with a Long Island based bank for a $4 million loan secured by a mortgage on the Flowerfield Industrial Park here in St. James. Those funds are earmarked to retire our short term credit line and provide for future working capital and operational requirements. In recent times, REIT’s have gone to the market place to raise capital and enhance their cash position; although that may have the desired effect on the Company’s balance sheet, it also has the potential to dilute shareholders ownership interests. We have tried to avoid that!

I just mentioned Funds from Operations (FFO). That is a term used in the REIT industry to evaluate pre-tax operating results by backing out non-cash expenses, such as depreciation, which is somewhat different than the more conventional financial reporting formats used outside of the real estate sector.

Adjusted Funds From Operations (AFFO) goes one step further to allow for consideration of abnormal events or extraordinary expense items (plus or minus), which in our case includes condemnation expenses and, in the case of 2009, gains on the sale of marketable securities.

So…I’d like to quickly comment on how AFFO has improved in the last year.

In fiscal 2009, we had an operating loss of $2.6 million and a negative $449,000 in AFFO (that would be the pre-tax loss of $2.6 million less $1.3 million in condemnation expenses, $690,000 in depreciation, and $160,000 in securities gains). Of course, we also had a benefit for income taxes of $4.1 million associated with the acquisition of the Fairfax Medical Center resulting in net income of $1.5 million for the year. That tax benefit represented the successful completion of the 1033 reinvestment of the $26.3 million Advance Payment from the condemnation and the deferral of some $8 million in applicable taxes.

More currently, for the 9 months ended Sept. 30, 2010, we had an operating loss of $728,000 and a negative AFFO of $75,000 after adjusting for condemnation and depreciation expenses; that compares to an operating loss of $1.8 million and a negative $487,000 in AFFO for the same period last year… an improvement of over $400,000 for the first nine months of the current year.

Contributing to that improvement, general and administrative expenses for the period have been reduced by $240,000 or 12%.

Keeping in mind that we have some concerns about future economic developments well beyond our control, these results reflect improvement in our overall performance and we continue to look for ways to continue on that path.

Let me briefly comment on some of those improvements in more specific terms… each of the medical centers has shown a fairly substantial increase in revenues between the respective dates of acquisition in 2007, ’08, and ’09 and the current year ending December 2010. For instance, Port Jefferson is up by 19%, Cortlandt Manor by 22%, Fairfax by 22%, and Flowerfield has improved by 29% during the same timeframe. Combined, the increased revenues amount to approximately $1,046,000 a year and an overall improvement of 24%.

In fact, if we annualize the December 2010 billings, Fairfax revenues for 2011 are projected to reflect an increase of over 30% when compared to acquisition date revenue and occupancy will have increased from 84% to just under 100%.

In addition to the increased revenue stream, we have also been successful in achieving significant improvement with regard to the terms of our leases. By negotiating longer term leases with our tenants, our goal has been to focus on a program to spread our exposure to maturing leases, thereby creating greater stability in our revenue stream. For instance, in 2007, 88% of our revenue from tenant leases matured within a three year period; in 2009, that figure was reduced to 67%; and, as of Sept. 30, 2010, the percentage of our leases maturing in a three year period has been reduced again to just over 60%.

Obviously, longer term cash flows from rental revenues result in an enhanced valuation of a property. I would also note that the bulk of the remaining shorter term leases are in the Flowerfield Industrial Park, which by its very nature, attracts shorter term commitments.

During this same period, rental property expenses as a percentage of rental revenues has decreased from 46% in 2007, 45% in 2008, to 40% in 2009 and 2010. On a pro-rata basis, that reduction of 6% equates to $330,000 based on the current annual revenue of $5.5 million.

In May 2010, we acquired a 2,500 square foot building located immediately in front of our Cortlandt Manor facility for $720,000. The building is fully rented and is situated on 1.6 acres which gives us an additional three (3) acres fronting on the main road, directly across the street from the local hospital. Strategically, it enhances the overall value of our investment in Westchester County.

In our recent 10-Q filing for September 30, 2010, we informed you of yet another offering from the Callery-Judge Grove to raise an additional $2-3 million. As you know, in the past we have chosen not to participate in capital calls from the Grove and our limited partnership interest has been diluted as a result to 9.99%. We have taken the same position with this request and, if the maximum offering is successful, our ownership position will be reduced to 8.99% as a result of our not participating.

The decision not to participate is based on several factors, not the least of which is our own focus on the bigger picture for Gyrodyne, which is the successful completion of our condemnation litigation process and management of our real estate assets. Additional factors, including the depressed real estate values across the entire State of Florida and the Grove’s current financial condition, which is described in the offering letter as distressed, have contributed to our decision not to participate.

Our application for an age restricted residential community on the Flowerfield property, which we believe was hampered for some time by the pending condemnation litigation, has been receiving more attention recently and the Planning Dept. for the Town of Smithtown has recommended that our change of zone be approved. We are hopeful that we will receive favorable action in the near future.

Lastly, ending my remarks on a positive note, I am sure you are all very aware of the improved value of your investment in Gyrodyne stock.

Reflecting the announcement of the favorable Court of Claims decision, your investment went from $47.00 a share to a high of $82.53 on the date the Court’s decision was issued; that represented a 75% increase… and , I’m told, was the largest increase on the NASDAQ stock exchange that day.

We will continue to press forward with our pursuit of the condemnation award and the diligent management of the Company’s income producing assets, being ever mindful of our responsibility to you, the shareholders.

And now, we will open the floor to questions. Please stand and identify yourself when you are recognized from the podium.

Forward-Looking Statement Safe Harbor
The statements made in this presentation that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the real estate markets of  Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, the ability to obtain additional capital in order to develop Gyrodyne’s undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne's SEC reports.

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